Exhibit 12.2

Alestra, S. de R. L. de C. V.

Computation Pro forma Ratio of Earnings to Fixed Charges

(Expressed in millions of Mexican Pesos in purchasing power as of June 30, 2003)

	For the year ended December 31, 2002			For the period ended June 30, 2003
	Scenario 1	Scenario 2	Scenario 3	Scenario 1	Scenario 2	Scenario 3
Fixed charges under Mexican GAAP:
Interest expense	Ps. 829	Ps. 829	Ps. 829	Ps. 449	Ps. 449	Ps. 449
Estimated net decrease in interest expense for refinancing	(431)	(408)	(418)	(225)	(213)	(218)
Rental expense representative of interest	22	22	22	11	11	11

Total fixed charges under Mexican GAAP	420	443	433	235	247	242

Total adjusted earnings available for payment of fixed charges (1)(2)	(566)	(566)	(566)	124	124	124

Ratio of earnings to fixed charges under Mexican GAAP (3)	—	—	—	—	—	—

Fixed charges under US GAAP:

Interest expense	Ps. 829	Ps. 829	Ps. 829	Ps. 449	Ps. 449	Ps. 449

Estimated net decrease in interest expense for refinancing	(626)	(659)	(729)	(331)	(349)	(386)

Rental expense representative of interest	22	22	22	11	11	11

Total fixed charges under US GAAP	225	192	122	129	111	74

Total adjusted earnings available for payment of fixed charges, after taking into account adjustments in accordance with US GAAP (4)	(470)	(470)	(470)	174	174	174
Ratio of earnings to fixed charges with adjustments to accord with US GAAP (5)	—	—	—	1.3	1.6	2.4

(1)	For the year ended December 31, 2002, earnings as determined under Mexican GAAP on a pro forma basis were insufficient to cover fixed charges by approximately Ps. 986, Ps. 1,009 and Ps. 999 in scenario 1, 2 and 3, respectively.
(2)	For the period ended June 30, 2003, earnings as determined under Mexican GAAP on a pro forma basis were insufficient to cover fixed charges by approximately Ps. 99, Ps. 123 and Ps. 118 in scenario 1, 2 and 3, respectively.
(3)	The ratio coverage under pro forma basis was less than 1.1 for Mexican GAAP and for US GAAP purposes.
(4)	For the year ended December 31, 2002, earnings as determined under U.S. GAAP on a pro forma basis were insufficient to cover fixed charges by approximately Ps. 695, Ps 662 and Ps. 592 in scenario 1, 2 and 3, respectively.
(5)	The ratio coverage on a pro forma basis was less than 1.1 for US GAAP at December 31, 2002.